Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

June 9, 2005

Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119

          Re: Harrah's Entertainment, Inc.

Ladies and Gentlemen:

        We have acted as special counsel to Harrah's Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of 5,463,000 shares (the "Shares") of the Company's common stock, par value $0.10 per share, and guarantees (the "Guarantees") of the debt securities (the "Notes") listed on Schedule I, attached hereto, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on June 9, 2005 (the "Registration Statement").

        The Shares and the Guarantees are being issued in connection with the merger of Caesars Entertainment, Inc., a Delaware corporation ("Caesars"), with and into Harrah's Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Harrah's Operating"), pursuant that certain Agreement and Plan of Merger, dated as of July 14, 2004 (the "Merger Agreement"), by and among the Company, Harrah's Operating and Caesars. The Guarantees will be contained in separate supplemental indentures (collectively, the "Supplemental Indentures") to each of the corresponding indentures referenced on Schedule I (the "Indentures") and each Supplemental Indenture will be entered into by and among the Company, Harrah's Operating, and each of the respective trustees under the Indentures (collectively, the "Trustees"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares and the enforceability of the Guarantees.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opining herein only as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          (i)    the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Convertible Notes Indenture, the Floating Rate Notes and the Registration Statement, will be validly issued, fully paid and nonassessable; and

          (ii)   each Guarantee has been duly authorized by all necessary corporate action of the Company and, upon the due execution and delivery of each Supplemental Indenture in accordance with the terms of the respective Indenture and the Registration Statement, will be the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        The opinion rendered in paragraph (ii) above relating to the enforceability of the Guarantees is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 6.12 of the Convertible Notes Indenture and Section 5.15 of each other Indenture; or (ii) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        With your consent, we have assumed that (a) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, (b) the Indentures have been duly authorized, executed and delivered by each of the parties thereto, and constitute a legally valid and binding obligation of each of the parties thereto, enforceable against them in accordance with each of their terms, (c) the Notes have been duly authorized, executed, authenticated, issued and delivered by Caesars in accordance with the terms of each of the respective Indentures, and constitute a legally valid and binding obligation of Caesars, enforceable against Caesars in accordance with each of their terms, (d) the Supplemental Indentures will be duly authorized, executed and delivered by, and constitute a legally valid and binding obligation of each of the parties thereto, except for the Company, enforceable against them in accordance with each of their terms, and (e) the status of the Indentures, the Notes, the Supplemental Indentures and the Guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ LATHAM & WATKINS LLP

Schedule I

Debt Securities of Caesars Entertainment, Inc.

1.
7.875% Senior Subordinated Notes due 2005 issued pursuant to that certain Indenture, dated as of December 21, 1998, between Caesars Entertainment, Inc., a Delaware corporation (the "Caesars"), and Wachovia Bank, National Association, as successor to First Union National Bank, as trustee;

2.
8.5% Senior Notes due 2006 and the 8.875% Senior Subordinated Notes due 2008 issued pursuant to that certain Indenture, dated as of November 9, 1999, between Caesars and Wells Fargo Bank Minnesota, National Association, as trustee ("Wells Fargo");

3.
9.375% Senior Subordinated Notes issued pursuant to that certain Indenture, dated as of February 22, 2000, between Caesars and Wells Fargo;

4.
8.125% Senior Subordinated Notes issued pursuant to that certain Indenture, dated as of May 14, 2001, between Caesars and Wells Fargo;

5.
7.5% Senior Notes due 2009, issued pursuant to an Indenture, dated as of August 22, 2001, between Caesars and Wells Fargo;

6.
7.875% Senior Subordinated Notes due 2010 issued pursuant to that certain Indenture, dated as of March 14, 2002, between Caesars and Wells Fargo;

7.
7% Senior Notes due 2013 issued pursuant to that certain Indenture, dated as of April 11, 2003, between Caesars and U.S. Bank National Association, as trustee ("U.S. Bank"); and

8.
Floating Rate Notes (the "Floating Rate Notes") issued pursuant to that certain Indenture, dated as of April 7, 2004, between Caesars and U.S. Bank (the "Original Indenture"), as amended by that certain First Supplemental Indenture, dated as of November 4, 2004, between Caesars and U.S. Bank (the "First Supplemental Indenture," and together with the Original Indenture, the "Convertible Notes Indenture").